EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of March 1, 2010 (the “Effective Date”), by and between AmTrust Financial Services, Inc., 59 Maiden Lane, 6th Floor, New York, New York, a Delaware corporation (the “Company”) and Michael J. Saxon, an individual residing at 514 Brookstone Court, Copley, Ohio 44321 (“Executive”).

WITNESSETH

WHEREAS, The Company and Executive desire to enter into this Employment Agreement (the “Agreement”) in order to set forth the terms and conditions of Executive’s employment, intending to supersede any prior employment agreement, written or oral, whether with the Company or other affiliates.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.           Duties and Responsibilities.  The duties and responsibilities of Executive shall be those of a senior executive of the Company as the same shall be assigned to him, from time to time, by the Board of Directors of the Company.  Executive recognizes that, during the period of his employment hereunder, he owes an undivided duty of loyalty to the Company (for avoidance of doubt, in this section and throughout this Agreement, “Company” includes all subsidiaries and affiliates of Company and all entities under common control with Company) and agrees to devote all of his business time and attention to the performance of his duties and responsibilities and to use his best efforts to promote and develop the business of the Company.  Subject to the approval of the Board of Directors, which shall not be unreasonably withheld, Executive shall be entitled to serve on corporate, civic, and/or charitable boards or committees and to otherwise reasonably participate as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflicts of interest with the Company.

It is the intention of the Company that Executive shall continue to serve as Chief Operating Officer at the pleasure of the Board of Directors, reporting on a day-to-day basis directly to the Chief Executive Officer.  If elected, Executive shall serve as a member of the Board of Directors of the Company or such of its affiliates to which he may be elected, in each case, without additional compensation.  Executive also shall serve, without additional compensation, as an officer of such affiliates of the Company as he may be appointed.

2.           Employment Period.  For a period commencing on the Effective Date hereof and ending on February 28, 2013 (the “Initial Employment Period”), the Company hereby employs Executive in the capacities herein set forth.  Executive agrees, pursuant to the terms hereof, to serve in such capacities for the Initial Employment Period.  This Agreement shall renew for successive one year periods (“Successive Employment Periods”) unless one of the parties provides written notice of not less than ninety days prior to the end of the Initial Employment Period or any Successive Employment Period that the party will not renew the Agreement. The Initial Employment Period and any Successive Employment Period(s) shall hereinafter be referred to as the “Employment Period.”

3.           Compensation and Benefits.

(a)          Salary.  The Company shall pay Executive a salary at the rate of Six Hundred Thousand Dollars ($600,000) per annum (“Salary”), payable in accordance with the Company’s normal payroll process.  Executive shall be entitled to a salary review annually commencing on the anniversary of the Effective Date of this Agreement. Such salary review shall be based entirely on merit and any salary adjustments shall be determined by the Board of Directors of the Company solely at its discretion.  Hereinafter, “Salary” shall mean Salary as adjusted herein.

(b)          Profit Bonus.  (i)  As of December 31 of each calendar year within the Employment Period, Executive shall receive an annual bonus equal to one percent (1%) of the Profit, as defined herein, of the Company for such calendar year (the “Profit Bonus”), provided that the Profit is no less than seventy-five (75%) percent of Profit Target, as defined herin (the “Bonus Threshold”).  The Profit Bonus shall not exceed the Profit Bonus cap, which shall be the amount equal to (x) three times Executive’s then current Salary if the Profit is more than 110% of the Profit Target; (y) two times Executive’s then current Salary if the Profit is 110% or less, but greater than 100% of the Profit Target; and (z) Executive’s then current salary if the Profit is 100% or less, but equal to or greater than 75% of the Profit Target.  For purposes of computing the Profit Bonus, “Profit” means the Company’s after-tax net income for the calendar year, excluding investment gains and losses and extraordinary and non-recurring income, as determined in accordance with generally accepted accounting principles on a consistent basis, including appropriate reserves, by the Company’s independent public accountants whose determination thereof shall be final, binding and conclusive.  “Profit Target” means, for each calendar year in the Employment Period, the greater of the Profit for the preceding calendar year and the Base Line Profit.  “Base Line Profit” means the Profit of the Company for the annual period ended December 31, 2009.

(ii)          In the event that the Company has made a Profit for the calendar year which does not meet or exceed the Bonus Threshold, Executive shall receive a bonus as determined by the Board of Directors, in its sole discretion.

(iii)         The Profit Bonus payable pursuant to this Section 3(b) shall be paid in cash or stock options, restricted stock, restricted stock units or other form of equity (collectively, “Equity”) as determined by the Board of Directors, in its sole discretion, provided, however, that no less than one-third of the Profit Bonus shall be payable in Equity.

(iv)         The Profit Bonus for each year shall be paid within sixty (60) days after the completion and issuance of Company’s consolidated financial statements for the subject calendar year. The Profit Bonus shall be payable only if Executive is employed by the Company on December 31 of the subject year.

(c)          Executive may also receive other bonus payments determined at the sole discretion of the Board of Directors (“Discretionary Bonus”).

(d)          All amounts payable to Executive hereunder shall be subject to all required withholding by the Company.

(e)          Executive shall also be entitled to the following benefits:

(i)
four weeks (4) weeks of paid vacation for each twelve (12) months of the Employment Period, or such greater period as may be approved from time to time by the Board of Directors.  Unused vacation time shall not be carried over to any subsequent calendar year;

(ii)	paid holidays and any and all other work-related leave (whether sick leave or otherwise) as provided to the Company’s other executive employees; and

(iii)
participation in such employee benefit plans to which senior executive employees of the Company, their dependents and beneficiaries generally are entitled during the Employment Period and, including, without limitation, health insurance, disability and life insurance, retirement plans and other present or successor plans and practices of Company for which executive employees, their dependents and beneficiaries are eligible.

4.           Reimbursement of Expenses.  The Company recognizes that Executive, in performing Executive’s functions, duties and responsibilities under this Agreement, may be required to spend sums of money in connection with those functions, duties and responsibilities for the benefit of the Company and, accordingly, shall reimburse Executive for travel and other out-of-pocket expenses reasonably and necessarily incurred in the performance of his functions, duties and responsibilities hereunder upon submission of written statements and/or bills in accordance with the regular procedures of the Company in effect from time to time.

5.           Disability.  In the event that Executive shall be unable to perform because of illness or incapacity, physical or mental, all the functions, duties and responsibilities to be performed by him hereunder for a consecutive period of three (3) months or for a total period of four (4) months during any consecutive twelve (12) month period, the Company may terminate this Agreement effective on or after the expiration of such period (the “Disability Period”) upon five (5) business days’ written notice to Executive specifying the termination date (the “Disability Termination Date”).  Disability under this paragraph, shall be determined by a physician who shall be selected by the Company and approved by Executive. Such approval shall not be unreasonably withheld or delayed, and a physician shall be deemed to be approved unless he or she is disapproved in writing by Executive within ten (10) days after his or her name is submitted.  The Company may obtain disability income insurance for the benefit of Executive in such amounts as the Company may determine.  Executive shall be entitled to receive his Salary payable for the remainder of the Employment Period or one year, whichever is greater, at the rate in effect immediately before such termination and any reimbursement of expenses due him through the date of termination, except that Salary shall be offset by the amount of any long term disability benefits the Company may have elected to provide for him.  The Company’s right to terminate Executive’s employment for disability is subject to the requirements of the Family Medical Leave Act, the Americans with Disabilities Act and applicable state law.

6.           Death.  In the event of the death of Executive during the Employment Period, this Agreement and the employment of Executive hereunder shall terminate on the date of death of Executive.  Executive’s heirs or legal representatives shall be entitled to receive his Salary payable for the remainder of the Employment Period or one year, whichever is greater, at the rate in effect immediately before such termination and any reimbursement of expenses due him through the date of termination.

7.           Termination.

The Company may discharge Executive for Cause at any time.  “Cause” shall include:  (i) Executive’s habitual or gross negligence in the performance of Executive’s duties and responsibilities with the Company, including a failure by Executive to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Executive within twenty (20) business days after receipt of written notice from the Company; (ii) any material breach by Executive of this Agreement or any other agreement with the Company or any of its affiliates to which Executive is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Executive within twenty (20) business days after receipt of written notice from the Company; (iii) Executive’s breach of a fiduciary duty to the Company or failure to act in the best interests of the Company; (iv) the arrest (following an investigation of the facts which results in a determination by the Company of the Executive’s culpability) of, conviction of, or admission by, Executive of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for the Company; (v) the commission by Executive of any acts of moral turpitude, including the commission by Executive of embezzlement, theft or any other fraudulent act; or (vi) Executive’s violation of the Company’s policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Executive within twenty (20) business days after receipt of written notice from the Company.  Any written notice by the Company to Executive pursuant to this paragraph 7 shall set forth, in reasonable detail, the facts and circumstances claimed to constitute the Cause.  If Executive is discharged for Cause, the Company, without any limitations on any remedies it may have at law or equity, shall have no liability for salary or any other compensation and benefits to Executive after the date of such discharge.

8.           Non-Disclosure of Confidential Information.  “Confidential Information” means all information known by Executive about the Company’s business plans, present or prospective customers, vendors, products, processes, services or activities, including the costing and pricing of such services or activities, employees, agents and representatives.  Confidential Information does not include information generally known, other than through breach of a confidentiality agreement with the Company, in the industry in which the Company engages or may engage.  Executive will not, while this Agreement is in effect or after its termination, directly or indirectly, use or disclose any Confidential Information, except in the performance of Executive’s duties for the Company, or to other persons as directed by the Board of Directors.  Executive will use reasonable efforts to prevent unauthorized use or disclosure of Confidential Information and will take any and all actions reasonably deemed necessary or appropriate by the Company from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. Executive will notify the Company promptly and in writing of any circumstances of which Executive has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.  “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.  Upon termination of employment with the Company, Executive will deliver to the Company all writings relating to or containing Confidential Information, including, without limitation, notes, memoranda, letters, drawings, diagrams, and printouts, including any tapes, discs or other forms of recorded information.  If Executive violates any provision of this Section while this Agreement is in effect or after termination, the Company specifically reserves the right, in appropriate circumstances, to seek full indemnification from Executive should the Company suffer any monetary damages or incur any legal liability to any person as a result of the disclosure or use of Confidential Information by Executive in violation of this Section.

9.           Return of Corporate Property.  Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by Executive concerning any information relating to the business of the Company, whether confidential or not, are the property of the Company.  Executive will deliver to the Company at the termination or expiration of the Employment Period, and at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company which includes, but is not limited to, any materials that contain, embody or relate to Confidential Information, Work Product (as defined in Section 10 below) or the business of the Company, which he may then possess or have under his control.

10.         Intellectual Property Rights.  Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive prior to or while employed by the Company (collectively, the “Work Product”) belong to the Company.  All Work Product created by Executive while employed by the Company will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein.   All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Executive’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement.  Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

11.         Restrictive Covenant.

(a)         Prohibited Activities.  Executive agrees that he shall not (unless he has received the prior written consent of the Company), during the term of this Agreement and for a period of one year following the date of termination (the “Non-Compete Period”), directly or indirectly, for any reason, for his own account or on behalf of or together with any other person or firm engage in any capacity or as an owner or co-owner of or investor in, whether as an independent contractor, consultant or advisor, or as a representative of any kind, in any business selling any products or providing any services in competition with the Company based on the lines of business being written by the Company as of the termination of this Agreement; provided, however, that Executive may own not more than five percent (5%) of the outstanding securities of any class of any corporation engaged in any such business, if such securities are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities association.

(b)         Executive further agrees that he shall not (unless he has received the prior written consent of the Company), during the term of this agreement and for a period of three years following the date of termination (the “Non-Solicitation Period”):

(i)
hire or solicit for employment or call, directly or indirectly, through any person or firm, on any person who is at that time (or at any time during the one year prior thereto) employed by or representing the Company with the purpose or intent of attracting that person from the employ of the Company;

(ii)
call on, solicit or perform services for, directly or indirectly through any person or firm, any person or firm that at that time is, or at any time within one year prior to that time was, a customer, agent, administrator or producer of or for the Company or any prospective customer, agent, administrator or producer that had or, to the knowledge of Executive, was about to receive a business proposal from the Company, for the purpose of soliciting or selling any product or service in competition with the Company; or

(iii)
call, directly or indirectly through any person or firm, on any entity which has been called on by the Company in connection with a possible acquisition by the Company with the knowledge of that entity’s status as such an acquisition candidate, for the purpose of acquiring that entity or arranging the acquisition of that entity by any person or firm other than the Company.

(c)          Reasonable Restraint.  The parties hereto agree that Sections 11(a) and (b) impose a reasonable restraint on Executive in light of the activities and business of the Company on the date hereof and the current business plans of the Company.

12.          Construction.  If the provisions of paragraph 11 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, then any court of competent jurisdiction designated in accordance with paragraph 14 is hereby authorized, requested, and instructed to reform such paragraph to provide for the maximum competitive restraint upon Executive’s activities (in time, product, geographic area and customer or employee solicitation) which shall then be legal and valid.

13.          Injunctive Relief; Damages.  Executive agrees that violation of or threatened violation of any of paragraphs 8, 9, 10 or 11 would cause irreparable injury to the Company for which any remedy at law would be inadequate, and the Company shall be entitled in any court of law or equity of competent jurisdiction to preliminary, permanent and other injunctive relief, without the necessity of providing bond or other security, against any breach or threatened breach of the provisions contained in any of said paragraphs 8, 9,10 or 11 hereof, and such compensatory damages as shall be awarded.  Further, in the event of a violation of the provisions of paragraph 11, the Non-Compete and Non-Solicitation Periods referred to therein shall be extended for a period of time equal to the period that any violation occurred.

14.           Jurisdiction and Venue.  The Company and Executive hereby each consents to the exclusive jurisdiction of the Supreme Court of the State of New York or the United States District Court for the Southern District of New York with respect to any dispute arising under the terms of this Agreement and further consents that any process or notice of motion therewith may be served by certified or registered mail or personal service, within or without the State of New York, provided a reasonable time for appearance is allowed.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.

15.           Indemnification.  To the fullest extent permitted by, and subject to, the Company’s Certificate of Incorporation and By-laws, the Company shall indemnify and hold harmless Executive against any losses, damages or expenses (including reasonable attorney’s fees) incurred by him or on his behalf in connection with any threatened or pending action, suit or proceeding in which he is or becomes a party by virtue of his employment by the Company or any affiliates or by reason of his having served as an officer or director of the Company or any other corporation at the express request of the Company, or by reason of any action alleged to have been taken or omitted in such capacity.

16.           Severability.  If any provision of this Agreement is held to be invalid, illegal, or unenforceable, that determination will not affect the enforceability of any other provision of this Agreement, and the remaining provisions of this Agreement will be valid and enforceable according to their terms.

17.           Successors to Company.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Executive and the Company and any successor or assign of the Company, including, without limitation, any corporation acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed embraced within the term “Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.  The services to be provided by Executive hereunder may not be delegated nor may Executive assign any of his rights hereunder.

18.           No Restrictions.  Executive represents and warrants that as of the date of this Agreement Executive is not subject to any contractual obligations or other restrictions, including, but not limited to, any covenant not to compete, that could interfere in any way with his employment hereunder.

19.           Miscellaneous.

(a)           This Agreement constitutes the entire understanding of the parties with respect to the subject hereof, may be modified only in writing, is governed by laws of New York, without giving effect to the principles of conflict of laws thereof, and will be binding and inure to the benefit of Executive and Executive’s personal representatives, and the Company, their successors and assigns.

(b)           The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any provision or succeeding breach of such provision or any other provision.

(c)           All notices under this Agreement shall be given by registered or certified mail, return receipt requested, directed to parties at the following addresses or to such other addresses as the parties may designate in writing:

 If to the Company:

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, New York 10038
Attention: Barry D. Zyskind

 If to Executive

Michael J. Saxon
514 Brookstone Court
Copley, Ohio 44321

(d)           In furtherance and not in limitation of the foregoing, this Agreement supersedes any employment agreement between the Company and Executive, written or oral, and any such agreement hereby is terminated and is no longer binding on either party.

20.           Key Man Insurance Authorization.  At any time during the term of this Agreement, the Company will have the right (but not the obligation) to insure the life of Executive for the sole benefit of the Company and to determine the amount of insurance and type of policy.  The Company will be required to pay all premiums due on such policies.  Executive will cooperate with the Company in taking out the insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents.  Executive, however, will incur no financial obligation by executing any required document, and will have no interest in any such policy.

21.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Barry D. Zyskind	/s/ Michael J. Saxon
	Barry D. Zyskind	Michael J. Saxon